Exhibit 3.2

CERTIFICATE OF DESIGNATION

OF

RIGHTS AND PREFERENCES

OF

SERIES C PREFERRED STOCK

OF

OPTICAL SENSORS INCORPORATED

The undersigned President and Chief Executive Officer of Optical Sensors Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 thereof, does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation of the Corporation, the Board on May 6, 2005, adopted the following resolution creating a series of One Hundred Fifteen Thousand (115,000) shares of the Corporation’s undesignated preferred stock, par value $.01 per share, to be designated as Series C Preferred Stock:

RESOLVED, that pursuant to the authority granted to and vested in this Board of Directors in accordance with the Certificate of Incorporation of the Corporation, a new series of preferred stock is hereby created, and that the designation and amount thereof and the relative rights and preferences of the shares of such series, are as follows:

1.	Shares and Classes Authorized. One Hundred Fifteen Thousand (115,000) shares of the Corporation’s undesignated preferred stock, par value $.01 per share, that are authorized by Article IV of the Corporation’s Certificate of Incorporation are designated as Series C Preferred Stock (the “Series C Preferred”).

2.	Definitions. For purposes of this Certificate of Designation (this “Certificate”) the following definitions shall apply and shall be equally applicable to both the singular and plural forms of the defined terms:

2.1	“Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation after the filing of this Certificate of Designation, other than:

(a)	shares of Common Stock issuable upon conversion of the Series C Preferred;

(b)	shares of Common Stock (x) issued to employees, directors or officers of, or advisors or consultants to, the Corporation pursuant to stock-based compensation plans or arrangements approved by the Board (as approved by unanimous consent of all directors), (y) issuable upon exercise of outstanding stock options granted to such employees, directors or officers, or advisors or consultants pursuant to the Corporation’s stock option pool or other stock-based compensation plans;

(c)	shares of Common Stock issued or issuable (by means of stock options, warrants and the like) upon authorization of the Board (as approved by unanimous consent of all directors) in connection with strategic alliances or business conducted by the Corporation with vendors, lessors or financial institutions;

(d)	shares issued in connection with any consolidation, merger, reclassification or other reorganization approved by the Board; and

(e)	shares issued or issuable by way of stock split, stock dividend or similar capitalization modification.

2.2	“Affiliate” shall mean any person which directly or indirectly controls, is controlled by, or is under common control with, the indicated person.

2.3	“Board” shall mean the Board of Directors of the Corporation.

2.4	“Common Stock” shall mean common stock of the Corporation, par value $.01 per share.

2.5	“Convertible Securities” shall mean evidences of indebtedness, shares of stock or other securities that are at any time, directly or indirectly, convertible into or exchangeable for Common Stock.

2.6	“Conversion Price” shall have the meaning set forth in Section 6.1 below

2.7	“Effective Price” shall mean the price per share for Additional Shares of Common Stock determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation into the aggregate consideration received, or deemed to have been received by the Corporation for such issue or sale for such Additional Shares of Common Stock.

2.8	“Original Issue Price” shall mean $90.00 per share of Series C Preferred (subject to appropriate adjustments for stock splits and other combinations of the Series C Preferred in the same manner as set forth in Section 6.6).

2.9	“Series A Preferred” shall mean Series A preferred stock of the Corporation, par value $.01 per share.

2.10	“Series B Preferred” shall mean Series B preferred stock of the Corporation, par value $.01 per share.

3.	Voting Rights. At all meetings of the stockholders of the Corporation and in the case of any actions of stockholders in lieu of a meeting, each holder of Series C Preferred shall have that number of votes on all matters submitted to the stockholders that is equal to the number of whole shares of Common Stock into which such holder’s shares of Series C Preferred are then convertible, as provided in Section 6 below, as of the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, on the date such vote is taken or any written consent of such stockholders is effected. Except as may be otherwise provided by agreement or by law, the holders of the Common Stock, the holders of the Series A Preferred, the holders of the Series B Preferred and the holders of the Series C Preferred shall vote together as a single class on all actions to be taken by the stockholders of the Corporation.

4.	Dividends. The holders of Series C Preferred shall not be entitled to receive dividends in any fixed amount; provided, however, that in the event that the Corporation shall at any time declare and pay a dividend or distribution of assets on shares of the Common Stock, it shall, at the same time, declare and pay to each holder of Series C Preferred a dividend equal to the dividend that would have been payable to such holder as if the shares of Series C Preferred held by such holder had been converted, pursuant to Section 6 below, into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividend.

5.	Liquidation Rights.

5.1	Preference of Series C Preferred. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the payment of all preferential amounts required to be paid to the holders of Series A Preferred, the holders of the Series B Preferred and Series C Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, on a pari passu basis before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock or any other class of shares of the Corporation ranking junior in liquidation or dissolution to the Series B Preferred and Series C Preferred, an amount for each share of Series B Preferred held that is equal to $15.00 and an amount for each Series C Preferred held that is equal to the Original Issue Price.

5.2	Reorganization; Sale of Assets. The merger, acquisition or consolidation of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or Affiliate thereof pursuant to which the shareholders of the Corporation immediately prior to the transaction do not own a majority of the outstanding shares of the surviving corporation immediately after the transaction, or any sale, lease, license (on an exclusive basis) or transfer by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 5 unless this provision is waived by the affirmative vote of at least a majority of the shares of the Series C Preferred Stock outstanding (voting together as a single class).

5.3	Remaining Assets. If the assets of the Corporation available for distribution to the Corporation’s stockholders exceed the aggregate amount payable to the holders of the outstanding Series A Preferred, Series B Preferred and Series C

Preferred pursuant to Section 5.1 hereof, then after the payments required by Section 5.1 shall have been made or irrevocably set apart, such assets shall be distributed equally among the holders of the Common Stock, the holders of the Series A Preferred, the holders of the Series B Preferred and the holders of the Series C Preferred, provided, however, that holders shall be deemed to hold, in lieu of Series C Preferred, the number of shares of Common Stock into which such shares Series C Preferred are then convertible pursuant to Section 6 below.

5.4	Notice. Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or by telex, facsimile or courier service to non-U.S. residents, not less than twenty (20) days prior to the payment date stated therein, to the holders of record of Series C Preferred, such notice to be addressed to each such holder at its address as shown on the records of the Corporation.

5.5	Determination of Consideration. To the extent any distribution pursuant to Section 5.1 or Section 5.3 consists of property other than cash, the value thereof shall, for purposes of Section 5.1 or Section 5.3, be the fair value at the time of such distributions as determined in good faith by the Board.

6.	Conversion. The holders of the Series C shall have the following conversion rights:

6.1	Optional Conversion of the Series C Preferred Stock. The Series C Preferred shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the first issuance of shares of Series C Preferred by the Corporation, at the office of the Corporation or any transfer agent for the Common Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price of the shares of Series C Preferred being converted by the Conversion Price of the shares of Series C Preferred being converted, determined as hereinafter provided, in effect at the time of conversion and then multiplying such quotient by each share of Series C Preferred to be converted. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion without the payment of any additional consideration by the holder thereof (the “Conversion Price”) shall initially be equal to $2.25. Such initial Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series C Preferred is convertible, as hereinafter provided. If at any time after one year from the filing of this Certificate of Designation the holders of at least a majority in interest of the Series C Preferred shall consent in writing to the conversion of such series of Series C Preferred into shares of Common Stock, then effective upon such vote of the holders of the Series C Preferred, all outstanding shares of the Series C Preferred shall automatically convert into shares of Common Stock.

6.2	Automatic Conversion. Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the closing of a placement of a private placement of equity securities at no less than the initial Conversion Price which yielded to the Corporation gross proceeds of no less than $5,000,000 in the aggregate.

6.3	Conversion at the election of the Company. In the event the Corporation’s net sales, calculated in accordance with generally accepted accounting practices, exceeds $5,000,000 in any 12 month period, the Company may, at the Company’s election, convert the outstanding Series C into Common Stock at the Conversion Price.

6.4	Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred. In lieu of any fractional share to which any holder would otherwise be entitled upon conversion of some or all of the Series C Preferred owned by such holder, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price or round up to the nearest whole share.

6.5	Mechanics of Optional Conversion. Before any holder of Series C Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by such holder’s attorney duly authorized in writing, at the office of the Corporation or of any transfer agent for the Common Stock, and shall give at least five (5) days’ prior written notice to the Corporation at such office that such holder elects to convert the same and shall state therein such holder’s name or the name of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. From and after such date, all rights of the holder with respect to the Series C Preferred Stock so converted shall terminate, except only the right of such holder, upon the surrender of his, her or its certificate or certificates therefor, to receive certificates for the number of shares of Common Stock issuable upon conversion thereof and cash for fractional shares.

6.6	Certain Adjustments for Stock Splits, Dividends, Mergers, Reorganizations, Etc.

(a)	Adjustment for Stock Splits, Stock Dividends and Combinations of Common Stock. In the event the outstanding shares of Common Stock shall, after the sale of any shares of Series C Preferred, be further subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the number of shares of Common Stock into which each share of Series C Preferred is convertible into and the Conversion Price in effect immediately prior to such subdivision, combination, dividend or other distribution shall, concurrently with the effectiveness of such subdivision, combination, dividend or other distribution, be appropriately adjusted.

(b)	Adjustment for Merger or Reorganization, Etc. In the event of a reclassification, reorganization or exchange (other than described in subsection 6.6(a) above) or any consolidation or merger of the Corporation with another Corporation (other than a merger, acquisition or other reorganization as defined in Section 5.2, which shall be considered a liquidation pursuant to Section 5 above), each share of Series C Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series C Preferred would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or conveyance had the conversion occurred immediately prior to the event; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series C Preferred, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Preferred.

(c)	Adjustments for Other Dividends and Distributions. In the event the Corporation, at any time or from time to time after the filing of this Certificate of Designation, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event, provision shall be made so that the holders of Series C Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series C Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6.6(c) with respect to the rights or the holders of the Series C Preferred.

(d)	Adjustments for Issuances of Other Security. If, at any time or from time to time on or after the filing of this Certificate of Designation, the Corporation shall issue or sell Additional Shares of Common Stock (including any Convertible Securities) for an Effective Price per share less than the Conversion Price of the Series C Preferred then in effect, then, and in each such case, the then applicable Conversion Price of the Series C shall be reduced to an adjusted Conversion Price (computed to the nearest cent, a half cent being treated as a full cent), as of the opening of business on the date of such issue or sale, equal to the Effective Price.

6.7	Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series C Preferred.

7.	Status of Preferred Stock Upon Retirement. Shares of Series C Preferred which are acquired or redeemed by the Corporation or converted pursuant to Section 6 shall be retired and shall not thereafter be reissued.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Rights and Preferences on behalf of the Corporation this 6th day of May, 2005.

OPTICAL SENSORS INCORPORATED

By:	/s/ Paulita LaPlante
Name:	Paulita LaPlante
Title:	President and Chief Executive Officer

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